AGREEMENT, dated as of December 31, 1998, between Media Equities
International, LLC ("MEI") and NewStar Media Inc. (formerly known as Dove Entertainment, Inc.) ("NewStar").

WHEREAS, MEI and NewStar are parties to that certain Stock Purchase Agreement, dated as of March 27, 1997, pursuant to which NewStar is required to pay MEI $300,000 per year as a consulting fee (the "Consulting Agreement");

WHEREAS, MEI is the record and beneficial owner of all of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of NewStar;

WHEREAS, MEI has agreed to amend the terms of the Consulting Agreement to reduce the amount of consulting fees to be paid to MEI for 1998 and to forgive the accrued dividends on NewStar's Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock for the quarter ended December 31, 1998 and a portion of accrued dividends accrued during the quarter ended September 30, 1998.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. The Consulting Agreement is hereby amended by providing that the consulting fee payable to MEI for the year ended December 31, 1998 shall be $200,000 instead of $300,000.

2. MEI agrees to forever forgive the payment by NewStar of all accrued dividends on the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock for the quarter ended December 31, 1998, and a portion of accrued dividends accrued during the quarter ended September 30, 1998 which accrued dividends in the aggregate equal $102,000.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MEDIA EQUITIES INTERNATIONAL, LLC

By: /s/ Ron Lightstone
   -------------------------------------

NEWSTAR MEDIA INC.

By: /s/ Robert C. Murray
   -------------------------------------
        Robert C. Murray
        Vice President